FORM 8-A/A

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


               Ameriwood Industries International Corporation
           (Exact Name of Registrant as Specified in its Charter)


                   Michigan                                38-0983610
    (State of Incorporation or Organization)            (I.R.S. Employer
                                                       Identification No.)

       168 Louis Campau Promenade
       Suite 400, Grand Rapids, MI                          49503
    (Address of principal executive offices)              (Zip Code)


   Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class               Name of each exchange on which
     to be so registered               each class is to be registered

          None                                 None

   Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock Purchase Rights
                              (Title of Class)



 Item 1.  Description of Registrant's Securities to be Registered.

      Item 1 is amended to add the following:

           As publicly announced on March 30, 1998, Ameriwood Industries International Corporation (the "Company") has entered into an Agreement and Plan of Merger, dated as of March 27, 1998 (the "Merger Agreement"), with Dorel Industries Inc., a Quebec, Canada corporation ("Dorel"), and Horizon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Dorel ("Acquisition"). In connection with the Merger Agreement, the Company entered into Amendment No. 1 ("Amendment No. 1") to the Rights Agreement, dated as of April 4, 1996 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank.

           Amendment No. 1 amends Sections 1(a), 1(h), 3(a) and 15 of the Rights Agreement to provide that the execution of the Merger Agreement or the Tender and Option Agreements (as defined in the Merger Agreement) and the consummation of the transactions contemplated thereby will not cause
 (i) Dorel, Acquisition or any of their respective Affiliates or Associates to become an Acquiring Person (each as defined in the Rights Agreement) so long as the Merger Agreement or the Tender Agreements are in effect or (ii) a Distribution Date or a Shares Acquisition Date (each as defined in the Rights Agreement) to occur.

           The Rights Agreement is filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated May 17, 1996. Amendment No. 1 is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such exhibits which are incorporated herein by reference.

 Item 2.  Exhibits

 Exhibit Number    Description of Document
 --------------    -----------------------
      1            Rights Agreement, dated as of April 4, 1996, between
                   Ameriwood Industries International Corporation and Harris
                   Trust and Savings Bank. (incorporated herein by reference to the Company's Registration Statement on Form 8-A dated
                   May 17, 1996)

       2           Amendment No. 1 to Rights Agreement, dated as of
                   March 27, 1998, between Ameriwood Industries
                   International Corporation and Harris Trust and Savings
                   Bank


                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     AMERIWOOD INDUSTRIES INTERNATIONAL
                                     CORPORATION
                                     (Registrant)


 Dated:  April 3, 1998               By: /s/ Charles R. Foley
                                        --------------------------------
                                     Name:  Charles R. Foley
                                     Title: President and Chief
                                              Executive Officer



                             Index to Exhibits


     2 Amendment No. 1 to Rights Agreement, dated as of March 27, 1998, between Ameriwood Industries International Corporation and Harris Trust and Savings Bank